Exhibit 99.1

news release

NYSE: TC

TSX: TCM

June 28, 2012

Thompson Creek Metals Company Provides Update on Slough

at its Thompson Creek Mine and Production at its Endako Mine

Denver, Colorado — Thompson Creek Metals Company Inc., a growing, diversified North American mining company (the “Company” or “Thompson Creek”), today reported that it currently expects the previously announced wall slough at the Thompson Creek Mine to have a negative impact on second quarter 2012 production.  The Company anticipates production from the Thompson Creek Mine for the second quarter to be approximately 2.5 million pounds of molybdenum.  The Company also expects that the slough will have a negative impact on cash costs of production for the Thompson Creek Mine for the quarter.  The Company believes that the impact of the slough on total production from the Thompson Creek Mine for 2012 will not be material, as the Company plans to mine higher-grade ore in the second half of the year at Thompson Creek Mine to address the unexpected second quarter shortfall in production.  The Company believes that the Thompson Creek Mine will produce approximately 16 million pounds of molybdenum in 2012.

As previously reported, the Company believes the slough resulted from water pressure behind the wall due to seasonal run-off.  There were no injuries or equipment damage as a result of the slough.  When the slough occurred, the Company believed that the slough material could be removed with appropriate mining methods within a matter of days and that disruption to the mine plan for the quarter would not be significant.  Soon afterward, unexpected regulatory requirements required the Company to cease mining in the area of the slough.  The Company developed a new access road to other Phase 7 material shortly after the slough occurred and mining continues within Phase 7, working around the slough.  The Company has revised its mine plan for Thompson Creek Mine for the remainder of 2012 and, pursuant thereto, has begun to mine higher-grade Phase 7 material.

The Company also anticipates that recovery of molybdenum at the its Endako Mine will not meet the design specifications of the new mill facility during the second quarter of 2012 and believes that the ore grade at the Endako Mine during the quarter will not meet budgeted levels.  The Company expects the aforementioned issues will have a negative impact on production and cash costs of production at the Endako Mine for the second quarter.  Management has convened a team consisting of outside subject matter experts and internal technical specialists to evaluate these issues and address them as soon as possible.

Management continues to evaluate the potential impacts to the Company’s 2012 cost guidance for the Thompson Creek Mine and 2012 production and cost guidance for the Endako Mine.  Previously announced cash costs guidance as of May 3, 2012 for the Thompson Creek Mine is not being reaffirmed or updated hereby.  Previously announced production and cash costs guidance as of May 3, 2012 for the Endako Mine is not being reaffirmed or updated hereby.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.  The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Thompson Creek has approximately 1,100 employees.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Our forward looking statements include statements with respect to: future financial or operating performance of Thompson Creek or its subsidiaries; future inventory, production, sales, cash costs and capital expenditures; future earnings and operating results; expected concentrate and recovery grades; 2012 operating goals; and 2012 molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled “Risk Factors” in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Christine Stewart
Director, Investor Relations	Renmark Financial Communications Inc.
Thompson Creek Metals Company Inc.	Tel: (416) 644-2020
Tel: (303) 762-3526	cstewart@renmarkfinancial.com
psolly@tcrk.com